Exhibit 99.1

Knoll, Inc.

1235 Water Street

East Greenville, PA 18041

Tel: 800 445-5045

www.knoll.com

Press Release

Knoll Announces Closing of $164.0 Million Convertible Preferred Equity Investment

East Greenville, Pa., July 21, 2020 (Globe Newswire) -- Knoll, Inc. (NYSE: KNL) today announced the closing of the previously announced purchase of $164.0 million in convertible preferred stock by an independently managed subsidiary of Investindustrial VII L.P.

As previously announced, transaction terms follow:

•	$164.0 million of convertible, perpetual preferred stock, which will be convertible into shares of Knoll, Inc. common stock at an initial conversion price of $16.75 per share.

•	The preferred stock carries a 4.50% dividend, which will be payable at Knoll’s option in cash or in-kind for the first 2 years and payable in cash thereafter.

Knoll expects to use the net proceeds from the transaction for general corporate purposes, including to reduce outstanding borrowings under its credit facility.

About Knoll

Knoll, Inc. is a constellation of design-driven brands and people, working together with our clients to create inspired modern interiors, supporting clients wherever they work or live. Our internationally recognized portfolio includes furniture, textiles, lighting, accessories, and architectural and acoustical elements. Our brands — Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, HOLLY HUNT, DatesWeiser, Muuto, and Fully — reflect our commitment to modern design that meets the diverse requirements of high-performance workplaces, work-from-home spaces and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian’s Cooper-Hewitt, National Design Museum, Knoll, Inc. is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve the Leadership in Energy and Environmental Design (LEED) workplace certification. Our products can also help clients comply with the International Living Future Institute to achieve Living Building Challenge Certification, and with the International WELL Building Institute to attain WELL Building Certification. Knoll, Inc. is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Contact

INVESTORS	MEDIA

Charles Rayfield	David E. Bright
Senior Vice President and	Senior Vice President,
Chief Financial Officer	Communications
215 679-1703 / crayfield@knoll.com	646 344-0791 / dbright@knoll.com